Exhibit 77C Matters submitted to a vote of security holders

AllianceBernstein Municipal Income Fund, Inc.-Insured California
Portfolio

A Special Meeting of the Stockholders of the AllianceBernstein Municipal Income Fund, Inc. Insured California Portfolio
(the Portfolio) was held on November 15, 2005, December 6, 2005, December 19, 2005 and December 21, 2005. At the November 15,
2005 Meeting, with respect to the first item of business, the election of Directors, and the third item of business, the amendment, elimination, or reclassification as non-fundamental of the fundamental investment restrictions, the required number of outstanding shares voted in favor of the proposals, and the proposals were approved. At the December 6, 2005 Meeting, with respect to the fourth item of business, the reclassification of the Portfolios fundamental investment objective as non-fundamental with changes to the Portfolios investment objective, the required number of outstanding shares voted in favor of the proposal, and the proposal was approved. At the December 21, 2005 Meeting, with respect to the second item of business, the amendment and restatement of the Portfolios Charter, the required number of outstanding shares voted in favor of the proposal, and the proposal was approved. A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Portfolios proxy statement):

			Voted For	Withheld Authority
1. To elect eight
   Directors of the
   Portfolio, each
   such Director to
   hold office until
   his or her
   successor is
  duly elected and
  qualified.

Ruth Block		118,644,255	4,286,322
David H. Dievler	118,695,836	4,234,741
John H. Dobkin		118,889,769	4,040,807
Michael J. Downey	118,872,732	4,057,845
William H. Foulk, Jr.	118,786,439	4,144,137
D. James Guzy		118,270,202	4,660,374
Marc O. Mayer		118,800,780	4,129,797
Marshall C. Turner, Jr.	118,806,850	4,123,727


			Voted For	Voted Against   Abstained
2. The amendment	97,606,855	3,619,023	7,488,218

   and restatement
   of the Portfolios
   Charter.


		     Voted For   Voted Against  Abstained    Broker
							     Non-Votes
3. To amend,
   eliminate,
   or reclassify
   as non-fundamental,
   the fundamental
   investment
   restrictions
   regarding:

3.B. Issuing	     3,830,105	  167,387     103,229     1,379,541
     Senior
     Securities
     and Borrowing
     Money.

3.C. Underwriting    3,834,492    148,384     117,845    1,379,541
     Securities

3.D. Concentration   3,834,222    148,394     118,105    1,379,541
     of Investments

3.E. Real Estate     3,830,388	  163,221     107,112    1,379,541
     and Companies
     That Deal In
     Real Estate

3.F. Commodity	     3,827,536	  166,333     106,852   1,379,541

     Contracts and
     Futures
     Contracts

3.G. Loans	    3,830,606    163,651     106,464    1,379,541

3.L. Purchase of    3,820,599    174,913     105,208    1,379,541
     Securities
     on Margin

3.M. Short Sales    3,821,765     169,623    109,333   1,379,541

3.N. Pledging,	    3,824,486     165,499    110,736   1,379,541
     Hypothecating,
     Mortgaging,
     or Otherwise
     Encumbering
     Assets

3.S. 65% Investment  3,839,773    146,727    114,222   1,379,541
     Limitation

3.X. Repurchase	     3,832,766    147,889   120,066    1,379,541

     Agreements

4.B. The	     4,044,010    165,867   424,668    1,202,590
     reclassification
     of the
     Portfolios
     fundamental
     investment
     objective as non-
     fundamental
     with changes to
     the Portfolios
     investment
     objective.